Exhibit 4.7
SYSCO
December 19, 2006
Steven A. Finklea, CCTS
Vice President
U.S. Bank, National Association
Corporate Trust Services
5555 San Felipe Street, Suite 1150
Houston, Texas 77056
Re:	SYSCO Corporation 7.25% due 04-15-2007
SYSCO International 6.10% due 06-01-2012
SYSCO Corporation 4.60% due 03-15-2014
SYSCO Corporation 7.16% due 04-15-2027
SYSCO Corporation 6.5% due 08-01-2028
SYSCO Corporation 5.375% due 09-21-2035
Dear Mr. Finklea:
Please be advised that pursuant to Article VI of the Indenture dated June 15, 1995, Sysco Corporation hereby request the resignation of U.S. Bank as Indenture Trustee for the above referenced issues.
Furthermore, the Company has agreed to appoint The Bank of New York Trust Company, N.A. as successor indenture trustee (“Successor Indenture Trustee”) on the subject issues and request that you fully cooperate with the Successor Indenture Trustee to ensure a smooth transition of the accounts.
You will be receiving a letter from the Successor Indenture Trustee outlining all documents, records, and other information required to effectuate the transfer of the accounts.
Thank you for your cooperation in this matter.
Sincerely,

/S/ Kathy Gish
Kathy Gish
Vice President and Assistant Treasurer

cc:	The Bank of New York Trust Company, N.A. Attn: Mauri Cowen 601 Travis St — 16th Floor Houston, TX 77002
SYSCO Corporation          1390 Enclave Parkway          Houston, Texas 77077-2099          713/584-1390